Exhibit 99.1

TransMontaigne Partners L.P. and Blueknight Energy Partners, L.P.

Announce Construction of Crude Oil Storage in Cushing, Oklahoma

Tuesday, July 19, 2011	Immediate Release

Denver, Colorado — TransMontaigne Partners L.P. (“TLP”) (NYSE: TLP) and Blueknight Energy Partners, L.P. (“BKEP”) (NASDAQ: BKEP) today announced that they have entered into agreements for the construction and operation of 1,000,000 barrels of crude oil storage adjacent to BKEP’s Cushing, Oklahoma facility.

“TransMontaigne is excited to be expanding its asset base into the Cushing crude oil market in a significant way,” said Randy Majors, Senior Vice President of Business Development for TLP’s general partner.  “We believe that the arrangement with BKEP presents a great opportunity for TransMontaigne to deliver superior services to its customers in the Cushing market and to create value for the TLP unitholders.”

“The agreements with TLP demonstrate BKEP’s ability to formulate solutions to meet unique customer requirements,” said Mike Prince, Vice President of Business Development for BKEP’s general partner. “Further, our business arrangement with TLP reflects BKEP’s desire to develop long-term customer relationships that will ultimately drive additional value for our customers and our existing assets.”

TLP will lease a portion of the land at BKEP’s Cushing, Oklahoma facility and construct storage tanks and associated infrastructure on that property for the receipt of crude oil by truck and pipeline, the blending of crude oil and the storage of 1,000,000 barrels of crude oil.  BKEP and TLP will cooperate on the design and construction of the facility and BKEP will provide operational services for TLP under a long-term operating agreement and provide connectivity between the TLP facility and the Cushing market through BKEP’s existing facility and infrastructure.  TLP has entered into a long-term services agreement with Morgan Stanley Capital Group Inc. for the use of the TLP facility.  Construction of the TLP facility is expected to begin in August with completion planned for the second quarter of 2012.  Anticipated cost of the project is less than $25 million.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. (NYSE: TLP) is a terminaling and transportation company based in Denver, Colorado with operations primarily in the United States along the Gulf Coast, in the Midwest, in Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeast.  TLP provides integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasoline, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  TLP does not purchase or market products that it handles or transports.  News and additional information about TransMontaigne Partners L.P. is available on its website:  www.transmontaignepartners.com.

1670 Broadway • Suite 3100 • Denver, CO   80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  P. O. Box 5660 • Denver, CO   80217-5660

www.transmontaignepartners.com

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 8.1 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.7 million barrels of which are located at the Cushing Oklahoma Interchange, approximately 1,285 miles of crude oil pipeline located primarily in Oklahoma and Texas, approximately 300 crude oil transportation and oilfield services vehicles deployed in Kansas, New Mexico, Oklahoma and Texas and approximately 7.4 million barrels of combined asphalt product and residual fuel oil storage located at 45 terminals in 22 states. BKEP provides integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products. BKEP is based in Oklahoma City, Oklahoma and Tulsa, Oklahoma. For more information, visit the Partnership’s web site at www.bkep.com.

Contact:

TransMontaigne Partners L.P.	Blueknight Energy Partners, L.P.

Charles L. Dunlap, CEO	BKEP Investor Relations
Ronald A. Majors, Senior Vice President	918-237-4032
(303) 626-8200	investor@bkep.com
www.transmontaignepartners.com

or

BKEP Media Contact:
Brent Gooden (405) 715-3232 or (405) 818-1900

This news release includes forward-looking statements.  Although TransMontaigne Partners L.P. and Blueknight Energy Partners, L.P. believe that their expectations are based on reasonable assumptions, they can give no assurance that such assumptions will materialize.  Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in and in “Item 1A. Risk Factors” of TransMontaigne Partners L.P.’s Annual Report on Form 10-K for the year ended December 31, 2010 and Blueknight Energy Partners, L.P.’s Forms 10-K and 10-Q, each filed with the Securities and Exchange Commission.  Each of TransMontaigne Partners L.P. and Blueknight Energy Partners, L.P. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.